Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

Bridger Aerospace Group Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration of Fee
Newly Registered Securities
Fees to be paid	Equity	Common Stock, par value $0.0001 per share	457(c)	8,825,729(1)	$5.47505	$48,321,307.56	.00014760	$7,132.22
Total Offering Amounts						$48,321,307.56		$7,132.22
Total Fee Offsets								$—
Net Fee Due								$7,132.22

(1)	Consists of 8,825,729 shares of the registrant’s Common Stock issued to the Selling Stockholders. Pursuant to Rule 416 under the Securities Act, the shares of Common Stock being registered hereunder include such indeterminate number of shares of Common Stock as may be issuable with respect to the shares of Common Stock being registered hereunder as a result of any stock dividend, stock split, recapitalization or similar transaction.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act, on the basis of the average of the high and low prices for a share of the registrant’s Common Stock as reported on Nasdaq on January 22, 2024, which date is within five business days prior to the filing of this Registration Statement.